Exhibit 99.1

LKQ Corporation Announces Second Quarter 2020 Business Update and Amendment to Senior Secured Credit Facility
Chicago, IL (June 15, 2020) -- LKQ Corporation (Nasdaq: LKQ) today provided an update on its second quarter 2020 operating performance through May. The Company also announced an amendment to its Senior Secured Credit Facility.
Second Quarter 2020 Business Update
While the COVID-19 pandemic continues to have a negative impact on our global operations, the effect through May 2020 has not been as significant as expected when we announced our first quarter results. Revenue is tracking ahead of our internal expectations, with second quarter to date parts and services organic revenue down approximately 25% when compared to the same quarter in 2019, with April and May monthly revenues down approximately 30% and 20%, respectively. “Each of our segments has experienced weekly sequential revenue improvement since mid-April and we exceeded our internal revenue projections, which speaks favorably to the strength of our businesses and our team’s ability to perform in this challenging operating environment. With economies reopening in recent weeks, we are cautiously optimistic that we can capitalize on the momentum we’ve built through May to finish the quarter strong,” stated Dominick Zarcone, President and Chief Executive Officer of LKQ Corporation.
The cost structure actions announced with our first quarter 2020 results have contributed to preliminary results for April and May of an operating profit for both months. Cash management activities have been effective as the Company generated positive free cash flow in April and May, which was used to pay down over $250 million in debt and build cash balances during this two-month period. “Our teams have done a tremendous job over the last few months to adapt to the rapidly changing conditions, remain disciplined in managing the cost structure and protect the Company’s capital through a focus on working capital management,” stated Varun Laroyia, Executive Vice President and Chief Financial Officer.
LKQ Corporation also announced that it entered into Amendment No. 4 to the Fourth Amended and Restated Credit Agreement dated January 29, 2016 with its lending partners.
The amendment to the credit agreement modifies the maximum permitted net leverage ratio through the quarter ending September 30, 2021. Beginning with the quarter ending December 31, 2021, the maximum permitted net leverage ratio reverts to the terms in effect prior to the amendment. The Company can at any time elect to cancel the modifications to the maximum permitted net leverage ratio and revert to the terms in effect prior to the amendment subject to compliance with the 4.0x ratio. The amendment also made certain other immaterial modifications.
"With this amendment, we are able to enhance the flexibility in our net leverage covenant, which combined with our cost management efforts, provides LKQ additional financial strength to weather this difficult period should the markets we operate in take longer to recover from the effects of the pandemic. We appreciate the ongoing support of our lending partners and their continued endorsement and reaffirmation of the strength of our company and the resiliency of our business model. Our operating teams across the globe are continuously striving to improve operating and financial efficiencies, with a laser focus on our cost structure and cash generation. I am confident we will emerge from this crisis a stronger and leaner organization, which should drive long-term value for our stockholders,” stated Varun Laroyia.
As of March 31, 2020, the Company’s balance sheet reflected net debt of $3.5 billion. The net leverage ratio was 2.5x, and the Company had approximately $1.9 billion in total liquidity. As of May 31, 2020, the Company had net debt of $3.1 billion and total liquidity of approximately $2.2 billion.
On March 26, 2020 the Company withdrew its 2020 annual guidance, and temporarily suspended its share repurchase program to focus on preserving capital due to the continued uncertainties related to COVID-19 and its impact on the business. This second quarter 2020 update and the quarter-to-date information disclosed in this release may not be representative of the full quarter or full year results. The Company will provide its next business update with the normally scheduled disclosure of second quarter results on July 30, 2020.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act. Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include continuing developments related to the COVID-19 pandemic and the factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.
Contact
Joseph P. Boutross-LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com